Exhibit 99.1

FOR IMMEDIATE RELEASE November 14, 2011	For information contact: Kelly C. Clarke (804) 727-6321

Apple REIT Nine, Inc. Reports Results for the Third Quarter of 2011

Richmond – November 14, 2011 – Apple REIT Nine, Inc. (“Apple Nine”), a real estate investment trust (REIT) that owns 87 Marriott®- and Hilton®-branded hotels and 110 parcels of land leased to a third party, has reported results of operations for the third quarter of 2011 on its form 10-Q filed with the Securities and Exchange Commission (SEC). With the acquisition of 33 hotels since September 2010, comparisons to prior periods will become more meaningful in the future. Apple Nine encourages the review of all of the Company’s filings with the SEC, including the third quarter 2011 10-Q, which are available online at www.applereitnine.com or www.sec.gov.

Highlights include:

•

Modified funds from operations (MFFO) for the third quarter of 2011 totaled $31.8 million, or $0.17 per share. For the nine-month period ending September 30, 2011, MFFO totaled $93.1 million, or $0.51 per share.[1]

•	Net income was $20.8 million for the third quarter of this year, or $0.11 per share, and $56.1 million, or $0.31 per share, for the nine-month period ending September 30, 2011.

•

For the three- and nine-month periods ending September 30, 2011, our hotels reported an average occupancy of 72 percent and 71 percent, average daily rate (ADR) of $107 and $108, and revenue per available room (RevPAR) of $78 and $76, respectively.

•	In October 2011, Apple REIT Nine acquired one additional hotel: a 124-room TownePlace Suites® by Marriott® in Tucson, Arizona.

•

In an effort to maximize shareholder value, under the guidance of our Board of Directors, Apple Nine has entered into an agreement for the potential sale of the Company’s 110 parcels of land that are leased to a third party for the production of natural gas for approximately $198.4 million. Certain conditions must be met before the transaction will be completed. If the Company is successful in this transaction, the remaining portfolio would reflect the Company’s core strategy of hotel assets.

•

At September 30, 2011, the debt level for Apple Nine was $124.9 million, or an average debt to total initial capitalization ratio of approximately six percent. This amount is well below average debt levels for the hotel industry.

•	The current annualized distribution rate is $0.88 per share.

About Apple REIT Nine, Inc.

Apple REIT Nine, Inc. is a real estate investment trust (REIT) focused on the acquisition and ownership of income-producing real estate that generates attractive returns for our shareholders. Our hotels operate under the Courtyard® by Marriott®, Fairfield Inn® by Marriott®, Fairfield Inn & Suites® by Marriott®, Marriott® Hotels & Resorts, Residence Inn® by Marriott®, SpringHill Suites® by Marriott®, TownePlace Suites® by Marriott®, Embassy Suites Hotels®, Home2 Suites by Hilton®, Homewood Suites by Hilton®, Hilton®, Hilton Garden Inn®, Hampton Inn® and Hampton Inn & Suites® brands. Our portfolio consists of 87 hotels, containing a total of 11,106 guestrooms in 27 states and 110 parcels of land leased to a third party. Apple Nine is a premier real estate investment company committed to providing maximum value for our shareholders. David Lerner Associates, Inc. served as the managing broker dealer in the sales of the Company’s shares.

Disclosures

Certain statements contained in this press release other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely” or other words or phrases of similar import. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple Nine to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of Apple Nine to implement its acquisition strategy and operating strategy; Apple Nine’s ability to manage planned growth; the outcome of current and future litigation and regulatory proceedings or inquiries; changes in economic cycles, and competition within the hotel industry. Although Apple Nine believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Nine or any other person that the results or conditions described in such statements or the objectives and plans of Apple Nine will be achieved. In addition, Apple Nine’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in Apple Nine’s SEC reports, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by Apple Nine with the SEC on March 11, 2011. Any forward-looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

1 Funds from operations (FFO) is defined as net income (computed in accordance with generally accepted accounting principles – GAAP), excluding gains and losses from sales of depreciable property, plus depreciation and amortization. Modified funds from operations (MFFO) excludes rental revenue earned but not received during the period (straight-line rent) and costs associated with the acquisition of real estate. The Company considers FFO and MFFO in evaluating operating performance and believes FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

Below is a reconciliation of MFFO to FFO and net income as reported in the Company’s third quarter 2011 10-Q:

(in thousands, except per share amounts)	Three months ended September 30, 2011	Three months ended September 30, 2010	Nine months ended ended September 30, 2011	Nine months ended ended September 30, 2010

Net Income	$20,762	$6,559	$56,107	$15,658
Depreciation of real estate owned	12,511	7,934	37,187	20,483

Funds from operations (FFO)	$33,273	$14,493	$93,294	$36,141

Acquisition related costs	$75	$4,626	$4,423	$10,126
Straight-line rent	(1,533)	(1,546)	(4,625)	(4,557)

Modified funds from operations (MFFO)	$31,815	$17,573	$93,092	$41,710

Net income per share	$0.11	$0.05	$0.31	$0.13
FFO per share	$0.18	$0.10	$0.51	$0.29
MFFO per share	$0.17	$0.12	$0.51	$0.34

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